Exhibit 10.5

NATIONAL SALES AND MARKETING AGREEMENT

THIS NATIONAL SALES AND MARKETING AGREEMENT (the "Agreement") is made as of the ______ day of June, 2000 (the "Effective Date") by and between Quest Diagnostics Incorporated, a Delaware corporation with its principal place of business located at One Malcolm Avenue, Teterboro, New Jersey 07608 ("Quest Diagnostics") and MEDPLUS, INC., an Ohio corporation with its principal place of business at 8805 Governor's Hill Drive, Cincinnati, Ohio 45249 ("MedPlus").

W I T N E S S E T H :

WHEREAS, Quest Diagnostics is the country's leading provider of diagnostic testing, information and services; and

WHEREAS, MedPlus is engaged in the manufacture, marketing, and sale of the ChartMaxx(TM) Electronic Patient Record System ("ChartMaxx"), as more specifically described on Exhibit A hereto, and of the E.Maxx(TM) System ("E.Maxx"), as more specifically described on Exhibit B hereto, which systems assist entities in the health care industry with automated data collection, storage and retrieval, implementation of computerized electronic patient record systems, general health care automation, systems integration and electronic transmission of laboratory orders and results reports; and

WHEREAS, Quest Diagnostics believes that its services to its customers will be enhanced through its customers' use of ChartMaxx and/or E.Maxx to order laboratory tests and receive laboratory test results provided by Quest Diagnostics; and

WHEREAS, MedPlus has limited sales and marketing resources and desires to strengthen the national visibility and acceptance of ChartMaxx and E.Maxx; and

WHEREAS, Quest Diagnostics has a broad base of customers and significant national sales and marketing resources; and

WHEREAS, Quest Diagnostics desires to refer its current and prospective customers to MedPlus so that they are able to order laboratory tests and receive laboratory results reports via ChartMaxx and/or E.Maxx, and MedPlus desires to have Quest Diagnostics promote and refer its current and prospective customers to MedPlus for such purpose and nationally market ChartMaxx and E.Maxx on behalf of MedPlus.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Term and Termination.

(a) Initial Term and Renewal Term. This agreement will terminate eighteen (18) months from the Effective Date (the "Initial Term") and, unless sooner terminated as provided below, shall be deemed to be automatically renewed for successive one-year periods (the Initial Term and any renewal term shall equal the "Term").

(b) Termination.

i. At any time during the Initial Term, if one party breaches any material provision of this Agreement, the non-breaching party may terminate this Agreement, provided that the non-breaching party has given written notice to the other party of the breach and afforded a thirty (30) day cure period.

ii. At any time during the Initial Term, (a) MedPlus may terminate this Agreement immediately if it determines in its reasonable business judgment that it is not commercially reasonable to continue sales and support of ChartMaxx or E.Maxx to new customers, in which case the provisions of Section 3(g) will survive the termination of this Agreement, and (b) Quest Diagnostics may terminate this Agreement immediately if (1) it determines in its reasonable business judgement that the performance of its obligations hereunder have become commercially unreasonable or (2) the Software Agreement (as hereinafter defined) terminates in accordance with its terms, in which case the provisions of Section 3(g) will not survive the termination of this Agreement.

iii. After the Initial Term, this Agreement may be terminated by either party upon 30 days written notice to the other party.

iv. Notwithstanding anything contained herein to the contrary, in the event of a termination by MedPlus under section 1(b)(i) because Quest Diagnostics is not using commercially reasonable efforts to promote and sell ChartMaxx and E.Maxx, the provisions of Section 3(g) will not survive the termination of this Agreement.

Effect of Termination. Notwithstanding any termination or expiration of this Agreement, the provisions of this Agreement which by their nature or context are intended or required to survive such expiration or termination shall survive and remain in full force and effect in accordance with their terms,

2. Quest Diagnostics Marketing and Referral Obligations. In exchange for the compensation described in Section 4 and the additional consideration contemplated hereby, Quest Diagnostics will use reasonable commercial efforts to promote and market ChartMaxx and E.Maxx through a specialized strategic sales force to selected integrated health delivery networks ("hospitals") and affiliated physician networks by:

(a) conducting presentations regarding ChartMaxx and/or E.Maxx (with MedPlus' assistance if requested) or, referring customers to MedPlus personnel so that MedPlus may then conduct such presentations;

(b) identifying to MedPlus the individual(s) at each identified prospect whom MedPlus may contact regarding ChartMaxx and/or E.Maxx ("Quest Diagnostics Referrals"); and

(c) developing, at its cost, sales materials promoting ChartMaxx and E.Maxx, including but not limited to, a video presentation that highlights the successful experiences of current MedPlus customers.

MedPlus understands and acknowledges that:

(d) Quest Diagnostics will use a specialized strategic sales force consisting of approximately 20 strategic account executives and that such personnel will have significant other responsibilities in addition to promoting and marketing ChartMaxx and E.Maxx.

(e) Quest Diagnostics is agreeing to promote and market ChartMaxx and E.Maxx on the expectation that that the ordering of Quest Diagnostics' laboratory tests and reporting of Quest Diagnostics' laboratory test results through, ChartMaxx and E.Maxx will enhance the overall service level for the hospital and its affiliated physicians and thereby likely to result in an increase in Quest Diagnostics' clinical laboratory testing business from the hospitals and physicians affiliated with those hospitals that use ChartMaxx and E.Maxx (rather than due to an expectation of the receipt of fees to be paid by MedPlus under Section 4(a)) and consequently Quest Diagnostics expects to target customers who outsource or may outsource a significant volume of clinical laboratory testing to Quest Diagnostics.

(f) Quest Diagnostics does not have any obligation to, but may at its option, promote and market ChartMaxx and E.Maxx through its regular sales force, which consists of over 900 persons.

(g) Quest Diagnostics may promote and market products that provide functionality similar to that provided by ChartMaxx and E.Maxx, including its own products that provide connectivity for test orders and results over the internet with physicians and other providers.

(h) Quest Diagnostics has no obligation under the Software Agreement or otherwise to pay any license, maintenance or service fees or similar fees with respect to ChartMaxx, E.Maxx or Web Client Software (as such term is defined in the Software Agreement) on behalf of hospitals or physicians to which Quest Diagnostics markets under this Agreement except to the extent that Quest Diagnostics agrees in writing.

3. Obligations of Both Parties.

(a) Product Management. Each party will designate a product manager who will be dedicated to ensuring the success of the marketing relationship described herein and whose responsibilities will include, but not be limited to, the following:

i. acting as a liaison with the other party hereto;

ii. overseeing the development of marketing materials, sales aids and related tools;

iii. tracking sales leads and/or working with customer contacts;

iv. assessing product strengths and weaknesses and recommending new product features or modifications; and

v. coordinating competitive assessments and market research.

(b) Training. At no charge to Quest Diagnostics and at locations and frequencies reasonably agreed to from time to time by the parties, MedPlus will provide training with respect to ChartMaxx and E.Maxx for Quest Diagnostics' specialized strategic sales force and any other personnel of Quest Diagnostics designated by Quest Diagnostics, as more specifically described below:

i. MedPlus will use its best efforts to ensure that all strategic account executives and other personnel designated by Quest Diagnostics are trained during the period from July 15, 2000 through August 31, 2000;

ii. MedPlus will provide training for Quest Diagnostics' strategic account executives and will provide training for other trainees at regional locations, as agreed to from time to time by the parties; and

iii. Quest Diagnostics will be responsible for (1) all travel and living expenses incurred by Quest Diagnostics' employees and/or agents during training and (2) the cost of producing and distributing training materials to its employees. MedPlus will be responsible for (1) all travel and living expenses incurred by MedPlus' employees and/or agents during training and (2) the cost of producing and distributing training materials to its employees.

(c) Steering Committee. Each party will ensure that the following individuals are members of a Steering Committee organized to oversee this Agreement, which committee will meet on a regular basis as determined by the members of the committee, but in no event less than quarterly:

i. Quest Diagnostics' Chief Operating Officer, Chief Financial Officer, Vice President of Sales and Marketing, Vice President of Marketing, Senior Information Technology Executive and Product Manager; and

ii. MedPlus' Chief Executive Officer, Chief Operating Officer, Vice President of Sales and Marketing, Vice President of Strategic Planning, President of E-Health Ventures, Vice President of Professional Services and Product Manager.

(d) Reporting. Each party will prepare a weekly report, beginning on July 1, 2000, outlining current status of appropriate sales, marketing, product development, implementation and support efforts.

(e) Conventions and Trade Shows. The parties will use their best efforts to finalize, on or before July 15, 2000, the conventions and trade shows to be attended jointly during the Term. The parties will mutually agree upon the manner in which they will jointly present the relationship described hereunder at each convention and trade show.

(f) Technical Support. MedPlus will be responsible for providing customers with all support related to ChartMaxx and related software, products and services. The parties will use their best efforts to finalize, on or before July 15, 2000, a specific plan governing the division of support obligations with respect to E.Maxx and related software, products and services.

(g) Exclusivity. As additional consideration for the obligations to be performed by Quest Diagnostics hereunder, during the term of this Agreement, MedPlus will not (a) promote the products or services of any Competing Laboratory or permit any of its employees or agents to promote or market ChartMaxx or E.Maxx (or any replacement or similar service of MedPlus) together with any Competing Laboratory, (b) enter into an agreement authorizing any Competing Laboratory to promote or market ChartMaxx or E.Maxx (or any replacement or similar service of MedPlus), (c) enter into an agreement with any other Competing Laboratory that is similar to this Agreement or to the Software Agreement (as hereinafter defined) or (d) directly or indirectly assist any Competing Laboratory to populate any database using ChartMaxx or E.Maxx (or any replacement or similar service of MedPlus) with laboratory data of such Competing Laboratory or directly or indirectly assist any customer of MedPlus or Quest Diagnostics to do so. To the extent that Quest Diagnostics in its discretion consents under this Agreement and Section G1 of the Software Agreement to the storing of laboratory data from Competing Laboratories in the Database (as defined therein) (which consent may be conditioned on payment by MedPlus to Quest Diagnostics of a commercially reasonable percentage, up to 50%, of all Transaction Fees (or similar fees) paid by a Competing Laboratory and/or its Affiliates) received by MedPlus from such Competing Laboratory or its Affiliate, then during the remaining term of the Software Agreement or (if longer) the term of this Agreement, (i) MedPlus shall use its best efforts to ensure that all laboratory data from Competing Laboratories can only be accessed on E.Maxx through the Quest Diagnostics portal referred to in the Software Agreement as the Database and (ii) MedPlus shall not directly or indirectly establish an interface between a Competing Laboratory and a customer enabling any laboratory data (including without limitation laboratory test orders or laboratory test results) from a Competing Laboratory to be accessed on ChartMaxx or E.Maxx, it being understood that this Section will not prevent a customer from accessing on ChartMaxx or E.Maxx laboratory data that is on such customer's own laboratory information system as a result of a direct interface with a Competing Laboratory that such customer establishes without assistance from MedPlus. A Competing Laboratory is any independent clinical laboratory, including without limitation the entities listed on Exhibit C, but does not include hospital-based laboratories.

(h) Existing Agreement. Pursuant to a Software License and Database Maintenance Agreement dated as of December 9, 1999 (the "Software Agreement") between MedPlus and Quest Diagnostics, MedPlus has provided to Quest Diagnostics certain license rights with respect to its ChartMaxx Data Capture Software and Web Client Software, both of which are components of "E.Maxx." MedPlus will require, in its Web Client Software License Agreements with physicians, that such physician agrees to use ChartMaxx and/or E.Maxx exclusively to transmit Laboratory Orders and Laboratory Results Reports. The parties also agree to negotiate in good faith an appropriate decrease in the Transaction Fees to the extent that the support levels agreed to under Section 3(f) are less than the levels contemplated by the Software Agreement. MedPlus acknowledges and agrees that, notwithstanding the obligations of Quest Diagnostics under Section 2, the consent of Quest Diagnostics shall be required prior to MedPlus' enabling a customer to access the Database, which consent shall not be unreasonably withheld or delayed. After receiving such consent, MedPlus shall provide Quest Diagnostics with prior written notice of the estimated date on which each such customer will be able to access the Database for Laboratory Orders and Laboratory Results Reports. After providing MedPlus with notice and an opportunity to cure (the duration of which opportunity may depend on the requirements of the customer) any failure by MedPlus to provide the support for any customers that is required to be provided by MedPlus and the Software under Section 3(f) and the Software Agreement, Quest Diagnostics shall have the right (in addition to any other remedies it may have) to deduct from the Transaction Fees required to be paid under the Software Agreement (and/or to charge MedPlus for) the cost (including the cost of internal staff) of performing any support for any customers that is required to be provided by MedPlus under Section 3(f) and the Software Agreement. Capitalized terms that are not defined in this Agreement have the meaning set forth in the Software Agreement. Except as expressly provided herein, nothing contained in this Agreement shall amend in any respect the rights or obligations of the parties under the Software Agreement.

(i) Agreements with Customers. MedPlus represents and warrants that all MedPlus Provider Agreements (as defined in the Software Agreement) with respect to ChartMaxx and E.Maxx shall satisfy the requirement of Section 13 of the Software Agreement and shall specify that Patient Data (as defined in the Software Agreement) of Quest Diagnostics and its affiliates may not be aggregated, integrated, compiled, generated, merged or manipulated with Patient Data of other Providers as specified in Section B10 of the Software Agreement except as required for treatment of their own patients and for quality assurance purposes.

(j) Marketing Material. All marketing or similar material used by either party under this Agreement that refers to the other party shall be subject to the approval of such other party, which approval shall not be unreasonably withheld or delayed.

4. Compensation and Incentives.

(a) During the Term, for each ChartMaxx or E.Maxx installation that primarily resulted from a Quest Diagnostics Referral (a "Referred Installation") (as opposed to an internally generated lead of MedPlus), MedPlus shall pay to Quest Diagnostics a "Referral Fee" equal to 3% of the gross revenue generated and to be generated in connection with the installation and during the first year following the installation. All payments owed pursuant to this Section shall be due and payable not more than 60 calendar days from the date on which MedPlus has been paid by the customer for the appropriate Referred Installation. However, to the extent that, during the first three full calendar months after the completion of such installation, Quest Diagnostics receives net additional annualized revenue from clinical laboratory services (in excess of the amount of annualized revenue during the three full calendar months preceding the date of installation) from such customer in excess of the Referral Fee, then Quest Diagnostics shall return the Referral Fee for such customer to MedPlus within 60 days. Each party shall provide the other party with a monthly report within 30 days after the end of such month with reasonably detailed information indicating the amounts due or due back under this Section 4(a). In addition, each party and its representatives (including a third party certified public accountant reasonably acceptable to the other party shall have rights to audit the records of the other party with respect to such reports on the terms provided in Section G6 of the Software Agreement.

(b) MedPlus and Quest Diagnostics shall seek in good faith to develop a reasonably meaningful special incentive (in addition to the commissions paid to such sales force with respect to clinical laboratory sales, which commissions will be paid by Quest Diagnostics in accordance with its usual commission plan) for the sales force utilized by Quest Diagnostics under Section 2 to incent such sales force to perform the activities contemplated by Section 3 (but in a manner consistent with and not to the exclusion of their other obligations as contemplated by Section 2(d)), the cost of which special incentive would be paid by Quest Diagnostics but only to the extent that MedPlus agrees to reimburse Quest Diagnostics for such special incentive. Quest Diagnostics understands that any special incentive to be reimbursed by MedPlus with respect to a Referred Installation would be in lieu of an equal portion of any Referral Fee due to Quest Diagnostics with respect to such Referred Installation.

(c) Notwithstanding anything contained or implied herein to the contrary, neither party shall be obligated in any way to separately compensate any individual sales representative or employee of the other party.

5. Confidential Information.

The terms of Section B11 of the Software Agreement are incorporated herein by reference.

6. Miscellaneous.

(a) Entire Agreement; Binding Effect. This Agreement together with the Software Agreement and any Exhibits, constitutes the full and complete agreement between Quest Diagnostics and MedPlus with respect to the subject matter referenced in this Agreement and all prior oral and written, and contemporaneous oral agreements are superseded hereby. No amendment, modification, waiver, or consent relating to this Agreement will be effective unless it is embodied in a written document signed by both parties. This Agreement will inure to the benefit of Quest Diagnostics, MedPlus and the successors and permitted assigns of each.

(b) Governing Law. This Agreement, its subject matter and the parties' respective rights and obligations hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to principles regarding conflict of laws.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given as of the date of delivery shown on the receipt if mailed at a post office in the United States, postage prepaid, return receipt requested, or via nationally recognized overnight courier, to the following address:

If to Quest Diagnostics:	Quest Diagnostics Incorporated
One Malcolm Avenue
Teterboro, New Jersey 07608
Attention: Vice President, Sales and Marketing

With a copy to:	Quest Diagnostics Incorporated
One Malcolm Avenue
Teterboro, New Jersey 07608
Attention: General Counsel

If to MedPlus:	MedPlus, Inc.
8805 Governor's Hill Drive, Ste 100
Cincinnati, Ohio 45249
Attention: General Counsel

except that any of the foregoing may from time to time by written notice to the others designate another address, which shall thereupon become its effective address for the purposes of this section.

(d) Tax Liability. Neither party shall be responsible for any fees, assessments, charges, duties and taxes (including, but not limited to, sales or use taxes) which may now or later be paid or payable by the other party pursuant to this Agreement.

Incorporation by reference. Sections G4, G5, G7, G10, G11, G15, G16 and G17 are incorporated herein by reference except that any references therein to the Software Agreement are deemed to be reference to this Agreement.

(e) Notwithstanding the provisions of Section G17 of the Software Agreement, MedPlus may disclose Quest Diagnostics' security ownership position in MedPlus.

(f) Authority. EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY IT.

(g) Logo. MedPlus hereby acknowledges that "QUEST", "QUEST DIAGNOSTICS", the associated logo, and all other names and logos displayed on Websites owned or branded by Quest Diagnostics ("Websites") are the trademarks and/or tradenames of Quest Diagnostics except as otherwise expressly indicated. Any use of these trademarks and tradenames, and any domain names of Quest Diagnostics, in any manner, including as metatags, or as identifiers of the source of any goods or services by MedPlus is prohibited unless MedPlus has otherwise received prior written approval by an authorized officer of Quest Diagnostics, which approval is subject to the sole discretion of Quest Diagnostics. MedPlus acknowledges that any content owned by Quest Diagnostics that is displayed on the Websites is the copyrighted property of Quest Diagnostics and that no rights are granted to reproduce, download, store, transmit or modify such content in any manner, in whole or part. MedPlus acknowledges that the Websites further contain trade dress of Quest Diagnostics, which is the property of Quest Diagnostics. Quest Diagnostics' corporate policy strictly prohibits unauthorized linking to the home page or "deep-linking" to any other content or web page posted on the Websites, and MedPlus hereby agrees that it will not engage in any such activity without the express, written consent of an authorized officer of Quest Diagnostics, which consent Quest Diagnostics may or may not provide in its sole discretion. MedPlus acknowledges that Quest Diagnostics considers the foregoing property rights and any other of the foregoing rights to be of irreplaceable value to Quest Diagnostics and is committed to enforcing strict compliance with this provision of the Agreement.

DISCLAIMERS AND LIMITATIONS. QUEST DIAGNOSTICS HEREBY EXPRESSLY DISCLAIMS AND EXCLUDES ANY AND ALL REPRESENTATIONS AND WARRANTIES WHATSOEVER TO MEDPLUS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, QUEST DIAGNOSTICS HEREBY EXPRESSLY DISCLAIMS AND EXCLUDES ANY REPRESENTATIONS OR WARRANTIES REGARDING PROJECTED SALES PURSUANT ANY TO THIS AGREEMENT. THE TOTAL LIABILITY OF QUEST DIAGNOSTICS TO MEDPLUS, IF, ARISING OUT OF CONTRACT, TORT, BREACH OR FAILURE OF WARRANTY, OR ANY OTHER CLAIM, SHALL BE LIMITED TO THE FEES ACTUALLY PAID BY MEDPLUS TO QUEST DIAGNOSTICS PAID UNDER THIS AGREEMENT DURING THE PRECEDING ONE-YEAR PERIOD. IN NO EVENT SHALL QUEST DIAGNOSTICS HAVE ANY LIABILITY WHATSOEVER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF BUSINESS OR PROFITS, SPECIAL OR INDIRECT DAMAGES OF ANY NATURE WHATSOEVER, EVEN IF QUEST DIAGNOSTICS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE DISCLAIMERS OF WARRANTY, LIMITATIONS OF LIABILITY, AND OTHER PROVISIONS STATED HEREIN FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES AND APPLY REGARDLESS OF WHETHER ANY LIMITED REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

MEDPLUS, INC.	QUEST DIAGNOSTICS INCORPORATED
By:__________________________	By:__________________________________
Name: Philip S. Present II	Name:
Title: Chief Operating Officer	Title:

EXHIBIT A

[description of ChartMaxx]

EXHIBIT B

[description of E.Maxx]

EXHIBIT C

Competing Laboratories

Laboratory Corporation of America (LabCorp)

Unilab Corporation

Pathology Associates Medical Laboratories (PAML), Spokane, WA

Clinical Pathology Labs, Inc., Austin, TX

Cds Laboratory Inc., NJ

Specialty Labs, Santa Monica, CA

ARUP Laboratories, Salt Lake City, UT

American Medial Laboratories, Inc., Chantilly, VA

Associated Pathologists Laboratories, Las Vegas, NV

Dynacare, Inc.

PathLab, Inc., New Hampshire

Mayo Labs

E.Maxx

MedPlus is a Cincinnati-based, leading E-health provider of products and services designed to efficiently collect, store, retrieve and manage medical information.

E.MaxxTM

Our E.Maxx product enables health care organizations to provide a patient-centric view of information to physicians and clinical staff at the time critical care decisions are made.

The MedPlus ChartMaxxTM system, the backbone of E.Maxx, is an electronic private health record system that brings all available patient records, including tests, lab results, insurance information and billing history together into one easy-to-use file. ChartMaxx provides a repository that aggregates patient data from multiple disparate systems in the hospital or multiple facilities within an Integrated Delivery Network (IDN).

ChartMaxx has been successfully integrated with virtually all major Hospital Information System (HIS) legacy systems allowing hospitals and clinics to provide better care for patients, greater productivity for physicians and cost savings for hospitals.

E.Maxx provides physicians with access to laboratory test results, discharge summaries, radiology reports, demographic patient information and other clinical data that resides outside the physician office.

On-line data delivery to physician offices means E.Maxx automatically forwards selected patient data to physicians' offices and other remote systems to ensure immediate access to critical patient information.

E.Maxx provides an Application Service Provider (ASP) on a secure Virtual Private Network (VPN), which meets all current regulations of the Health Insurance Portability and Accountability Act of 1996 (HIPAA). In addition to having access to clinical data, physicians using the system will have all the functionality of a traditional ISP and will have access to supplemental software that provides credentialing, eligibility checking and claims processing from our ISP partner.

Hospitals and IDNs can develop branded Internet portals, which allow them to generate advertising revenue and provide links to existing web sites.

Implementation is quick and easy with many physicians being operational within 90 days. Physicians provide a personal computer with Internet access and MedPlus builds and provides any required interfaces ensuring the system meets the customized needs of each facility.

Learning to use E.Maxx is simple. By adopting the familiar look and intuitive feel of existing hospital documents and processes, E.Maxx is virtually self-taught once simple Internet screens are navigation.

Benefits to Hospitals and IDN's

Research indicates 80% of physicians with admitting privileges in more than one hospital will change their admitting habits to favor hospitals with access to electronic data, given the quality of care is comparable or better.

With concurrent access to electronic data by multiple users, all departments and facilities will have current information on the patient. This eliminates the time lag while the facilities wait for paper charts to catch up to the patient.

By reporting clinical results electronically from a patient-centric repository, the hospital eliminates the need to fax results and answer telephone requests, saving time and money. E-Maxx allows better utilization of FTE's.

The E.Maxx data repository is not just a messaging system. Results and other information can be retrieved multiple times at no extra cost.

Information leaving the hospital is HIPAA-compliant because of the ISP Virtual Private Network and the audit trails built into ChartMaxx, which powers E.Maxx.

Allowing physicians to receive data via the E.Maxx ISP/ASP relieves the burden of hardware and technology support currently placed on the hospital Information Technology staff.

Once interfaces are developed that provide critical clinical and demographic data to physicians, the hospitals or IDNs have the option to migrate to a full ChartMaxx system. The full ChartMaxx system allows for the addition of scanned images and has the entire patient chart in an electronic format. Authorized physicians can then review, sign and complete charts remotely by using an encrypted digital signature.

E.MaxxTM - Benefits to Physicians

Access to real-time, patient-specific data will improve patient care while allowing multiple authorized users to access the information simultaneously. E.Maxx eliminates the time lag while waiting for a chart to catch up to a patient who is being seen by multiple departments or facilities.

E.Maxx provides clinical integration for physician groups and IPA's and allows Physicians to have greater leverage in negotiating managed care contracts.

With clinical integration, outcomes can be monitored and protocols can be adjusted over time. Physician groups can monitor compliance with various protocols and standards. This allows them to verify to health plans, communities and employers that they are providing efficient and quality health care.

Any results or transcription reports requiring additional notes or signatures can be completed remotely. This not only saves the physician from spending additional time in the hospital, but also speeds up the billing process.

Physicians receive a secure ISP/ASP site.

Internet Service Provider (ISP)

Application Service Provider (ASP)

Virtual Private Network (VPN)

HIPAA Compliance

Eliminates phone and fax referral process saving time for the clinical staff and the cost of equipment.

ChartMaxx

ChartMaxx is a client/server application that supports both Windows and Web-based clients. The diagram below depicts the major software components of ChartMaxx.

The ChartMaxx Health Data Repository represents the data stored and managed by ChartMaxx. It consists primarily of an Electronic Patient Record, a multi-media collection of patient organized clinical and financial data. The patient record may consist of scanned images, text files, reports, discrete data elements, sound files, and video clips. The data repository may also contain Administrative Data, which is data that is not organized on a per-patient basis, such as accounting reports, policies and procedures, and human resources files.

As its name implies, the ChartMaxx Foundation contains the fundamental building blocks of the ChartMaxx system, containing both enabling technologies, such as an Oracle RDBMS, as well as horizontal, enterprise-wide software applications that capture, manage, display, process, and analyze data. It is composed of the following software subsystems:

Interface Capture. Consists of HL7 interfaces for ADT, lab, and transcription, an integrated interface engine, and COLD report capture. ChartMaxx has interfaced to most major healthcare vendors including HBOC, Meditech, Cerner, Sunquest, and Lanier.

Image Capture. Provides high volume batch scanning, ad-hoc scanning, review, and indexing, as well as FAX input. Bar coding is used extensively for automatic document and patient identification. Includes image enhancement capabilities, such as despeckle and deskew, to ensure that your scanned images are as readable as possible

Data Manager. Consists of a relational database (Oracle) that contains all indexing and discrete data, an archiver that moves completed charts to archival storage, and hierarchical storage management software that ensures that data is stored on the most appropriate medium. The Data Manager employs a unique primary/secondary storage organization that keeps the data you require in near-line storage, while giving you the flexibility to move seldom used documents to far-line storage.

Security Manager. Provides system access security to control who can login to ChartMaxx, application security to control which applications users are authorized to run, chart security to control which charts a user can access and what operations they can perform, document and field-level security, printer security, and fully searchable audit trails. An encrypted digital signature allows clinicians to sign transcription and other electronic documents through ChartMaxx.

Workflow Manager. Consists of a production workflow engine, a graphical workflow map editor to customize ChartMaxx application workflows or create entirely new ones, an application integrator to associate applications with specific workflow queues, and an event handler to cause application events, such as patient discharge, to create workflow cases.

Chart Navigator. The standard application for searching, retrieving, and viewing patient record data and non-patient data in the ChartMaxx warehouse. Includes integrated document editing, annotation, E-mail, print/FAX, graphing of discrete lab results, and user customizable views. Also has the ability to launch 3rd party applications, such as an encoder, and pass it customizable identifiers to identify the current patient and chart.

Chart Editor. An enhanced version of Chart Navigator that allows an administrator to maintain the ChartMaxx patient, chart and/or document indices, including change MRN, merge patients, move documents, and manage "lost & found, the standard database location for all documents with missing or incorrect indices.

Chart Enabler. Allows a user who is running a non-ChartMaxx application, such as an HIS registration application, to quickly retrieve the chart associated with the patient they are viewing in the other application. Easily customizable by the end user to support most applications that have a character-based user interface. Can also be customized to work with other graphical Windows applications as well.

Chart Query. An ad-hoc query and reporting tool that allows the user to run standard reports or create custom queries involving any discrete data items in the ChartMaxx database. Includes a large set of standard ChartMaxx reports, along with simplified views of the ChartMaxx database, for easy report customization. Users can modify the ChartMaxx provided reports or create new ones from scratch.

Web Navigator. A Web version of the standard Chart. Provides all the basic functions of Chart Navigator for retrieving and viewing charts, but does not support all features, including document editing, longitudinal views, graphing, forms overlay, and advanced searching. Ideal for remote sites where the effort to provide IS support to those sites is high. Encryption is used to ensure that sensitive patient information is not disclosed to unauthorized users. Supports both Netscape Navigator and Internet Explorer.

Table Manager. An administrative application that allows an administrator to extensively customize ChartMaxx to support their own unique site specific needs. Within Table Manager, the user defines document types and attributes, visit types, care sites, printers, master code values, etc.

System Manager. Provides system management functions such as system startup and shutdown, system monitoring, backups, and centralized error logging. System management can be done from the system console, from any workstation on the LAN, or, if configured, from a dial-up workstation.

ChartMaxx/MR or ChartMaxx for Medical Records, is an optional add-on package that provides application functionality specifically for the medical records department. Designed by and for HIM professionals, ChartMaxx / MR includes:

Deficiency Analysis. A workflow-based application that supports chart review, deficiency assignment, prioritized deficiencies, and generation of delinquency notices. Includes a unique "auto-analysis" feature, which automatically reviews selected charts for required documents and signatures, based on the chart's visit type and location.

Completion Workflow. An administrative application that allows an administrator to customize and monitor your site's chart completion workflow. Includes an extensive collection of reports for effective management of your chart completion process.

Release of Information. Automates the release of information process at your facility. Enter and monitor ROI requests, both paper and electronic, print/FAX electronic charts along with a customizable cover letter and invoice. Includes an easy-to-use billing system that supports per request and per page fees. Maintains standard "document sets" for repeat requesters. Generates rejection letters based on standard letter templates.

ChartMaxx/Clinician is an optional add-on package specifically designed for the unique needs of doctors and nurses and to work in conjunction with ChartMaxx / MR. ChartMaxx/Clinician includes:

Clinician Navigator. A customized version of the standard Chart Navigator specifically for clinicians. In addition to the standard Navigator features, Clinician Navigator allows clinical staff to retrieve charts by selecting them from a list of "my patients" and view patient information on a longitudinal basis.

Completion Navigator. A version of Navigator specifically for completing charts. Retrieves all charts containing a clinician's deficiencies and allows them to complete their charts quickly and conveniently. Opens each chart to pages containing assigned deficiencies, allows the doctor to digitally sign documents, and then quickly sequences to the next deficiency.

Web Completion. A Web-based version of Completion Navigator. This application, together with Web Navigator, provides the essential features for clinicians to view and complete charts remotely over a healthcare organization's Intranet or a secure web site.

The ChartMaxx Foundation layer supports the creation and management of a paper-less patient financial folder, fully integrated with the patient chart. ChartMaxx/PA, or ChartMaxx for Patient Accounts, provides application functionality to provide further automation to the business office. ChartMaxx / PA provides the following application services:

Registration Assistant. A unique application that works in conjunction with your HIS registration application to implement a paper-less registration process. Quickly determine which financial documents are required by reviewing existing registration documents online, and immediately scan in ID and insurance cards using a compact photo scanner. Uses Chart Enabler to quickly jump between your HIS registration application and the corresponding patient in ChartMaxx.

Patient Accounts Workflow. A customizable, workflow-based application that tracks patients from admission until their bill reaches zero balance. Allows financial consultants to manage their active patients based on financial class, location, visit type, and patient last name. Automatically generates workflow items when important financial events occur, such as bill generation or payment receipt.

Remit Processor. A background application that automatically processes your ANSI 835 electronic remits, creating EOB documents for each remit entry and adds them to the appropriate patient chart. Generates standard remit reports or allows the user to perform ad-hoc queries on the remit database.

Cash Posting Assistant. A custom workflow and financial system interface for processing paper remits, posting from images, and filing appropriate remit pages in the proper patient folder.